Filed Pursuant to Rule 424(b)(3)

Registration No. 333-282119

PROSPECTUS

6,300,449 Shares of Common Stock Underlying the Warrant

This is an offering (this “Offering”) by Applied Digital Corporation (the “Company”) of up to 6,300,449 shares of our common stock, par value $0.001 per share (“Common Stock”) issuable upon the exercise of a warrant (the “Warrant”), issued to a single institutional investor (the “Investor”) on June 17, 2024 pursuant to a prospectus supplement, filed with the SEC on June 17, 2024, to our then-effective Form S-3 (File No. 333-279155) filed with the SEC on May 6, 2024 and declared effective by the SEC on May 16, 2024 (the “Original Registration Statement”). The Warrant was issued on June 17, 2024 pursuant to the Original Registration Statement. As such, this Offering relates to (and this prospectus supplement covers) only the shares of Common Stock issuable upon exercise of the Warrant. The Warrant is immediately exercisable for shares of our Common Stock at an exercise price of $4.8005 per share and may be exercised for a period of five years following the issuance date.

The Warrant was issued in connection with, and pursuant to the terms of, that certain Promissory Note, by and between APLD Holdings 2 LLC, our subsidiary, and CIM APLD Lender Holdings, LLC (the “Promissory Note”). For additional information, see “Plan of Distribution.”

There is currently no public market for the Warrant. We do not intend to apply for listing of the Warrant on a national securities exchange or over the counter market.

The Investor may exercise the Warrant on a cashless basis, unless there is an effective registration statement covering the underlying Common Stock, in which case, the Investor has the option to exercise in cash or on a cashless basis, or a combination thereof. If exercised in full in cash, we will receive up to an aggregate of approximately $30.2 million. See “Use of Proceeds” beginning on page 9.

Our Common Stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “APLD.” On September 11, 2024, the last reported sale price of our Common Stock on Nasdaq was $5.87 per share.

You should read this prospectus carefully, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and the other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 23, 2024.

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ABOUT THIS PROSPECTUS

This prospectus forms part of a registration statement that we filed with the SEC, and that includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 7, our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

Our Business

We are a United States (“U.S.”) designer, developer, and operator of next-generation digital infrastructure across North America. We provide digital infrastructure solutions and cloud services to the rapidly growing industries of High-Performance Computing (“HPC”) and Artificial Intelligence (“AI”). We operate in three distinct business segments, including, Blockchain data center hosting (the “Data Center Hosting Business”), cloud services through a wholly owned subsidiary (the “Cloud Services Business”) and HPC data center hosting (the “HPC Hosting Business”), as further discussed below.

We completed our initial public offering in April 2022 and our Common Stock began trading on Nasdaq on April 13, 2022. In November 2022, we changed our name from Applied Blockchain, Inc. to Applied Digital Corporation.

Data Center Hosting Business

Our Data Center Hosting Business provides energized infrastructure services to crypto mining customers. Our custom-designed data centers allow customers to rent space based on their power requirements. We currently serve seven crypto mining customers, all of which have entered into contracts with us ranging from three to five years. This business segment accounts for the majority of the revenue we generate from our operations (approximately 83% for the fiscal year ended May 31, 2024).

We currently operate sites in Jamestown and Ellendale, North Dakota, with a total hosting capacity of approximately 286 MW:

●	Jamestown, North Dakota: 106 MW facility.

●	Ellendale, North Dakota: 180 MW facility.

In March 2021, we executed a strategy planning and portfolio advisory services agreement (the “Services Agreement”) with GMR Limited, a British Virgin Island limited liability company (“GMR”), Xsquared Holding Limited, a British Virgin Island limited liability company (“SparkPool”) and Valuefinder, a British Virgin Islands limited liability company (“Valuefinder” and, together with GMR and SparkPool, the “Service Provider(s)”). Under the Services Agreement, the Service Providers agreed to provide crypto asset mining management and analysis and assist us in securing difficult-to-obtain mining equipment. Under the terms of the Services Agreement, we issued 7,440,148 shares of our Common Stock to each of GMR and SparkPool and 3,156,426 shares of our Common Stock to Valuefinder. In June 2022, SparkPool ceased all operations and forfeited 4,965,432 shares of our Common Stock back to us.

In March 2022, we decided to terminate our crypto mining operations, shifting our focus and our business strategy to developing the HPC Hosting Business and our other two business segments (including the Data Center Hosting Business). Each Service Provider advised us concerning the design and buildout of our hosting operations. We continue to partner with GMR, and other providers as they remain our strategic equity investors. Our partners have strong relationships across the cryptocurrency ecosystem, which we may leverage to identify leads for the expansion of our operations and business segments.

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Compared to our previous mining operations, co-hosting revenues are less subject to volatility related to the underlying crypto-asset markets. We have a contractual ceiling for our energy costs through our Amended and Restated Electric Service Agreement, entered into in September 2023 with a utility in the upper Midwest (the “Electric Service Agreement”). One of the main benefits of the Electric Service Agreement is the low cost of power for mining. Even before the recently imposed crypto mining restrictions in China, power capacity available for Bitcoin mining was scarce, especially at scalable sites with over 100 MW of potential capacity. This scarcity of mining power allows us to realize attractive hosting rates in the current market. The Electric Service Agreement has also enabled us to launch our hosting business with long-term customer contracts.

In March 2024, we announced that we entered into a definitive agreement to sell our 200 MW campus in Garden City, TX, to Mara Garden City LLC, a Delaware limited liability company and subsidiary of Marathon Digital Holdings (Nasdaq: MARA). We completed the sale transaction on April 1, 2024.

Cloud Services Business

We officially launched our Cloud Services Business in May 2023. We operate our Cloud Services Business through our wholly owned subsidiary, Applied Digital Cloud Corporation (“Applied Digital Cloud”), which provides cloud services to customers, such as AI and machine learning developers. Our Cloud Services Business specializes in providing GPU computing solutions to empower customers in executing critical workloads related to AI, machine learning (“ML”), rendering, and other HPC tasks. Our managed hosting cloud service allows customers to sign service contracts, utilizing our Company-provided equipment for seamless and cost-effective operations.

We are rolling out multiple GPU clusters, each comprising 1,024 GPUs, which are available for lease by our customers. Additionally, we have secured contracts with colocation service providers to ensure secure space and energy for our hosting services. Our strategy is to utilize a blend of third-party colocation and our own HPC data centers to deliver cloud services to our customers.

We currently rely on a few major suppliers for our products in this business segment: NVIDIA Corp. (“NVIDIA”), Super Micro Computer Inc. (“Super Micro”), Hewlett Packard Enterprise (“HPE”) and Dell Technologies Inc. (“Dell”). In May 2023, we partnered with Super Micro, a renowned provider of Application-Optimized Total IT Solutions. Together, we aim to deliver the Company’s cloud services to our customers. Super Micro’s high-performance server and storage solutions are designed to address a wide range of computational-intensive workloads. Their next-generation GPU servers are incredibly power-efficient, which is vital for data centers as the power requirements for large-scale AI models continue to increase. Optimizing the Total Cost of Ownership (“TCO”) and Total Cost to Environment (“TCE”) is critical for data center operators to ensure sustainable operations.

In June 2023, we announced a partnership with HPE, a global company specializing in edge-to-cloud technology. As part of this collaboration, HPE will provide its powerful and energy-efficient supercomputers to support large-scale AI through our cloud service. HPE has been supportive in core design considerations and engineering of Company-owned facilities which will support Applied Digital Cloud’s infrastructure. In addition, we have supply agreements with Dell for delivery of AI and GPU servers.

By May 31, 2024, the Company had received and deployed a total of 6,144 GPUs; 4,096 GPUs were actively recognizing revenue and 2,048 GPUs were pending customer acceptance to start revenue recognition. The Cloud Services Business currently serves two customers and accounted for approximately 17% of our revenue in fiscal year 2024. As we ramp up operations in this business segment, we expect to acquire and deploy additional GPUs, increase revenue from the Cloud Services Business and increase the percentage of our revenue produced by our Cloud Services Business.

HPC Hosting Business

Our HPC Hosting Business specializes in designing, constructing, and managing data centers tailored to support HPC applications, including AI.

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The Company is currently building two HPC focused data centers. The first facility, which is nearing completion, is a 7.5 MW facility in Jamestown, ND location adjacent to the Company’s 106 MW Data center hosting facility. The Company also broke ground on a 100 MW HPC data center project in Ellendale, ND (the “HPC Ellendale Facility”), on land located adjacent to its existing 180 MW Data center hosting facility. These separate and unique buildings, designed and purpose-built for GPUs, will sit separate from the Company’s current buildings and host more traditional HPC applications, such as natural language processing, machine learning, and additional HPC developments.

The Company has entered into exclusivity and executed a letter of intent with a US-based hyperscaler for a 400 MW capacity lease, inclusive of our current 100 MW facility and two forthcoming buildings in Ellendale, North Dakota. On July 26, 2024, the Company extended the initial exclusivity period under the previously announced letter of intent with the U.S. based hyperscaler for leasing the HPC Ellendale Facility. The Company is in advanced discussions with traditional financing counterparties for this investment-grade tenant.

We anticipate that this business segment will begin generating meaningful revenues once the HPC Ellendale Facility becomes operational, which is expected in calendar year 2025.

Recent Developments

CIM Arrangement

As described elsewhere in this prospectus, on August 11, 2024, APLD Holdings and the Investor entered into a Waiver Agreement, dated August 11, 2024 (the “Waiver Agreement”), whereby the Investor agreed to waive the satisfaction of certain conditions for the subsequent borrowings under the Promissory Note, allowing the Company to draw an additional $20 million (net of original discount and fees) of borrowings under the Promissory Note. As partial consideration for the Waiver Agreement, the Company issued an additional warrant to the Investor (the “Additional Warrant”) to purchase up to 2,964,917 shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. For additional information, see “Plan of Distribution” on page 13 of this prospectus.

Yorkville Amendments

In connection with the Promissory Note, we also entered into a Consent, Waiver and First Amendment to Prepaid Advance Agreements (the “Consent”) with YA II PN, LTD. (“YA Fund”). In exchange for YA Fund’s consent to the transaction with the Selling Stockholder, we agreed to issue an aggregate of 100,000 shares of Common Stock to YA Fund and to conditionally lower the floor price from $3.00 to $2.00 so long as the daily volume weighted average price (“VWAP”) is less than $3.00 per share of Common Stock for five out of seven trading days. We further agreed to deliver a security agreement whereby our subsidiary, Applied Digital Cloud Corporation, would grant a springing lien on substantially all of its assets subject to customary carve-outs to secure the promissory notes issued in favor of YA Fund. Pursuant to the Consent, YA Fund also consented to future project-level financing at the HPC Ellendale Facility.

In addition, the Consent amended the terms of the Prepaid Advance Agreement entered into between the Company and YA Fund on March 27, 2024 (the “March PPA”) and the Prepaid Advance Agreement entered into between the Company and YA Fund on May 24, 2024 (the “May PPA”) to provide for prepayment of the promissory notes issued pursuant to the March PPA and May PPA (collectively, the “YA Notes”), in pro rata weekly installments of $2.5 million in cash or (at YA Fund’s sole election) $5.0 million in Common Stock, commencing on July 8, 2024, for so long as either the Registration Statement on Form S-3 filed by the Company on April 15, 2024 is ineffective, or if the SEC does not declare the Registration Statement on Form S-1 filed by the Company on May 31, 2024 effective by such date. If elected to be paid in Common Stock, such shares would be issued at 95% of the lowest daily VWAP during the five trading day period immediately preceding the prepayment date.

In connection with the Series F Offering (as defined below), the Company entered into a Second Amendment (“Amendment No. 2”) and a Third Amendment (“Amendment No. 3”) to the March PPA and the May PPA. Pursuant to the terms of Amendment No. 2, the March PPA and the May PPA, and the Optional Redemption provisions set forth in the YA Notes, were amended such that the Company may only redeem early a portion or all amounts outstanding under the YA Notes in cash after January 1, 2025. Pursuant to Amendment No. 3, the March PPA and the May PPA were amended to eliminate the $16.0 million per month conversion limitation that exists in the aggregate across the YA Notes.

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Increase In Authorized Shares

On June 11, 2024, we filed a Certificate of Amendment (the “Certificate of Amendment”) to our Second Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”). Pursuant to the Certificate of Amendment, the number of authorized shares of Common Stock was increased to 300,000,000. The Certificate of Amendment became effective upon filing on June 11, 2024.

At-the-Market Sales Agreement

On July 9, 2024, we entered into a Sales Agreement with B. Riley Securities, Inc., BTIG, LLC, Lake Street Capital Markets, LLC, Northland Securities, Inc. and Roth Capital Partners, LLC (the “Sales Agreement”). Up to $125,000,000 of shares of our Common Stock may be issued if and when sold pursuant to the Sales Agreement. As of the date of this prospectus, approximately 2.9 million shares of our Common Stock have been issued and sold under the Sales Agreement for approximate proceeds to us of $16.4 million.

Garden City Release of Escrow Funds

On July 30, 2024, we announced that the conditional approval requirements related to the release of the escrowed funds from the sale of our Garden City hosting facility have been met. As of the date of this prospectus, we have received the remaining $25 million of the purchase price, previously held in escrow pending such conditional approval.

SEPA

On August 28, 2024, the Company entered into a Standby Equity Purchase Agreement with YA Fund, as amended on August 29, 2024 (the “SEPA”). Pursuant to the SEPA, subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to YA Fund, and YA Fund must subscribe for, an aggregate amount of up to $250.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on September 30, 2024, and terminating on the first day of the month next following the 36-month anniversary of September 30, 2024. The shares of Common Stock issuable pursuant to the SEPA will be offered and sold pursuant to Section 4(a)(2) of the Securities Act.

In connection with the execution of the SEPA, the Company agreed to pay a structuring fee (in cash) to YA Fund in the amount of $25,000. Additionally, the Company agreed to pay a commitment fee of $2,125,000 to YA Fund, payable on the effective date of the SEPA, in the form of the issuance of 456,287 shares of Common Stock (the “Commitment Shares”), representing $2,125,000 divided by the average of the daily VWAPs of the Common Stock during the three trading days immediately prior to the date of the SEPA.

Pursuant to the SEPA, the Company agreed to file a registration statement with the SEC for the resale under the Securities Act by YA Fund of the Common Stock issued under the SEPA, including the Commitment Shares. The Company shall not have the ability to request any advances under the SEPA until such resale registration statement is declared effective by the SEC.

Series F Preferred Stock

On August 29, 2024, the Company entered into a securities purchase agreement (the “Series F Purchase Agreement”) with YA Fund for the private placement (the “Series F Offering”) of 53,191 shares of Series F Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series F Preferred Stock”), including 3,191 shares representing an original issue discount of 6%. The transaction closed on August 30, 2024, for total net proceeds to the Company of $50.0 million.

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Each outstanding share of Series F Preferred Stock is entitled to receive, in preference to our Common Stock, cumulative dividends (“Preferential Dividends”), payable quarterly in arrears, at an annual rate of 8.0% of $1,000.00 per share of Series F Preferred Stock (the “Series F Stated Value”). At our discretion, the Preferential Dividends shall be payable either in cash or in kind or accrue and compound in an amount equal to 8.0% multiplied by the Series F Stated Value. In addition, each holder of Series F Preferred Stock will be entitled to receive dividends equal to, on an as-converted to shares of our Common Stock basis, and in the same form as, dividends actually paid on shares of our Common Stock when, as, and if such dividends are paid on shares our Common Stock. The Series F Preferred Stock will initially be non-convertible and will only become convertible upon, and subject to, the receipt of shareholder approval. If shareholder approval is not obtained for any reason, the Series F Preferred Stock will remain non-convertible. The Company filed the Certificate of Designation of the Series F Preferred Stock with the Secretary of State of the State of Nevada on August 30, 2024.

The Company and YA Fund also entered into a registration rights agreement (the “Series F Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 45 days of signing the Series F Registration Rights Agreement (subject to certain exceptions).

PIPE

On September 5, 2024, the Company entered into a securities purchase agreement (the “PIPE Purchase Agreement”) with the purchasers named therein (the “PIPE Purchasers”), for the private placement of 49,382,720 shares of the Company’s Common Stock, at a purchase price of $3.24 per share, representing the last closing price of the Common Stock on the Nasdaq Global Select Market on September 4, 2024. The Private Placement closed on September 6, 2024, with aggregate gross proceeds to the Company of approximately $160 million, before deducting offering expenses.

The Company and the PIPE Purchasers also entered into a registration rights agreement (the “PIPE Registration Rights Agreement”), pursuant to which the Company agreed to prepare and file with the SEC a Registration Statement on Form S-1, registering the resale of the shares, within 30 days of signing the PIPE Registration Rights Agreement (subject to certain exceptions).

Corporate Information

Our executive office is located at 3811 Turtle Creek Blvd., Suite 2100, Dallas, Texas 75219, and our phone number is (214) 427-1704. Our principal website address is www.applieddigital.com.

We make available free of charge through the Investor Relations link on our website access to press releases and investor presentations, as well as all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) as soon as reasonably practicable after electronically filing such materials with, or furnishing them to, the SEC. In addition, the SEC maintains an Internet website, www.sec.gov, that contains reports, proxy and information statements and other information that we file electronically with the SEC. Information contained in, or accessible through, our website does not constitute part of this prospectus or the registration statement of which it forms a part and inclusions of our website address in this prospectus or the registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Exchange Act and may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies under the Exchange Act.

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THE OFFERING

The following summary contains the principal terms of this Offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Warrants Offered by us	We are offering up to 6,300,449 shares of our Common Stock issuable upon the exercise of the Warrant.

Common Stock to be outstanding immediately after this Offering	220,811,895 shares of our Common Stock, assuming the full exercise of the Warrant.

Use of Proceeds	The holder may exercise the Warrant on a cashless basis, unless this registration statement covering the underlying Common Stock is declared effective, in which case, the Investor has the option to exercise in cash or on a cashless basis, or a combination thereof. If exercised in full in cash, we will receive up to an aggregate of approximately $30.2 million. We may use the net proceeds from the exercise of the Warrant for working capital requirements, general corporate purposes and the advancement of our business objectives. We will have broad discretion over the use of proceeds from the exercise of the Warrant. There is no assurance that the Investor of the Warrant will elect to exercise any or all of such Warrant, or to exercise in cash. See “Use of Proceeds.”

National Securities Exchange Listing	Our Common Stock is currently listed on The Nasdaq Global Select Market under the symbol “APLD.” There is currently no public market for the Warrant. We do not intend to apply for listing of the Warrant on a national securities exchange or over the counter market

Risk Factors	An investment in our securities involves a high degree of risk. Please see the section entitled “Risk Factors” beginning on page 7 of this prospectus. In addition before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024, and other filings we make with the SEC from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

The number of shares of Common Stock to be outstanding upon the full exercise of the Warrant is based on 214,511,446 shares of our Common Stock outstanding as of September 11, 2024 and excludes the following, each as of September 11, 2024:

●	14,883,085 shares of Common Stock reserved for future issuance under the 2022 Incentive Plan, as amended;
●	652,964 shares of Common Stock reserved for future issuance under the 2022 Non-Employee Director Stock Plan, as amended;
●	204,168 shares of Common Stock reserved for issuance under restricted stock unit awards to certain consultants;
●	5,032,802 shares of Common Stock held in treasury;
●	2,964,917 shares of Common Stock reserved for issuance upon exercise of the Additional Warrant;
●	3,000,000 shares of Common Stock reserved for issuance upon exercise of other outstanding warrants;
●	1,698,327 shares of Common Stock reserved for issuance upon the maximum redemption of the Series E Preferred Stock;
●	16,171,050 shares of Common Stock reserved for issuance upon the conversion of the YA Notes;
●	49,382,720 shares of Common Stock reserved for issuance under the SEPA; and
●	53,191 shares of Common Stock reserved for issuance upon the conversion of the Series F Preferred Stock.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below and the risks and uncertainties in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, filed with the SEC on August 30, 2024 and our other filings that we make with the SEC from time to time, which are incorporated by reference herein in their entirety, including our Current Report on Form 8-K, filed with the SEC on August 30, 2024, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such an event, the trading price of our shares of Common Stock could decline, and you might lose all or part of your investment.

Risks Related to This Offering

There is no public market for the Warrant.

There is no established public trading market for the Warrant, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrant on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the Warrant will be limited.

The Holder of the Warrant purchased in this Offering will have no rights as a common stockholder until such holder exercises such Warrant and acquires our Common Stock.

Until the Investor of the Warrant acquires shares of our Common Stock upon exercise of such Warrant, the Investor will have no rights with respect to the shares of our Common Stock underlying such Warrant. Upon exercise of the Warrant, the Investor will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The Warrant is speculative in nature.

The Warrant does not confer any rights of Common Stock ownership on its holder, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Moreover, the market value of the Warrant, if any, will be uncertain and there can be no assurance that the market value of the Warrant will equal or exceed its imputed offering price. The Warrant will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of our Common Stock will ever equal or exceed the exercise price of the Warrant, and consequently, the Warrant may expire valueless.

Our management team may invest or spend the proceeds of this Offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this Offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Except for historical information, this prospectus contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “can,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “contemplate,” “expect,” “seek,” “estimate,” “continue,” “plan,” “point to,” “project,” “predict,” “could,” “intend,” “target,” “potential” and other similar words and expressions of the future.

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our ability to complete construction of the Ellendale HPC data center;

●	availability of financing to continue to grow our business;

●	labor and other workforce shortages and challenges;

●	power or other supply disruptions and equipment failures;

●	our dependence on principal customers;

●	the addition or loss of significant customers or material changes to our relationships with these customers;

●	our sensitivity to general economic conditions including changes in disposable income levels and consumer spending trends;

●	our ability to timely and successfully build new hosting facilities with the appropriate contractual margins and efficiencies;

●	our ability to continue to grow sales in our hosting business;

●	volatility of cryptoasset prices;

●	uncertainties of cryptoasset regulation policy; and

●	equipment failures, power or other supply disruptions.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. You should review the factors and risks and other information we describe in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent reports we will file from time to time with the SEC.

All forward-looking statements are expressly qualified in their entirety by this cautionary note. You are cautioned to not place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference herein. You should read this prospectus and the documents that we incorporate by reference and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that will achieve our objectives and plans in any specified time frame, or at all. We have no obligation, and expressly disclaims any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis.

However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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USE OF PROCEEDS

The holder may exercise the Warrant on a cashless basis, unless this registration statement covering the underlying Common Stock is declared effective, in which case, the Investor has the option to exercise in cash or on a cashless basis, or a combination thereof. If exercised in full in cash, we will receive up to an aggregate of approximately $30.2 million. We expect to use the net proceeds from the exercise of the Warrant for working capital requirements, general corporate purposes and the advancement of our business objectives. We will have broad discretion over the use of proceeds from the exercise of the Warrant. There is no assurance that the Investor of the Warrant will elect to exercise any or all of such Warrant. We will pay all of the fees and expenses incurred by us in connection with this registration.

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DILUTION

If you invest in our shares of Common Stock pursuant to the exercise of the Warrant, your interest may be immediately and substantially diluted to the extent of the difference between the exercise price you pay per share and the pro forma net tangible book value per share of our Common Stock. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our Common Stock. As of May 31, 2024, our historical net tangible book value was approximately $124.7 million, or approximately $0.90 per share.

Assuming the cash exercise of the Warrant, resulting in the issuance of 6,300,449 shares of Common Stock upon the exercise of the Warrant and our receipt of aggregate gross proceeds of $30,245,305, our as adjusted net tangible book value would have been approximately $154.9 million, or $1.07 per share at May 31, 2024. This represents an immediate increase in net tangible book value of approximately $0.17 per share to our existing stockholders, and an immediate dilution of $3.73 per share to the Investor exercising the Warrant.

The following table illustrates the per share dilution to investors purchasing shares in an offering using this prospectus:

Exercise price of the Warrant		$4.80
Net tangible book value per share as of May 31, 2024(1)	$0.90
Increase in net tangible book value per share	$0.17
As adjusted net tangible book value per share after this Offering(1)	$1.07
Dilution per share to the Investor exercising the Warrant		$3.73

(1)	Does not account for (i) any net loss since May 31, 2024 nor (ii) any financing transactions since May 31, 2024, including (a) $105.0 million in proceeds drawn from the Promissory Note, as of the date of this prospectus, (b) the public offering of approximately 2.9 million shares of Common Stock pursuant to the Sales Agreement, for approximate proceeds of $16.4 million, (c) $50.0 million in proceeds from the issuance of the Series F Preferred Stock, (d) the issuance of 49,382,720 shares of Common Stock to the PIPE Purchasers pursuant to the PIPE Purchase Agreement, for aggregate proceeds of approximately $160.0 million, or (e) the issuance of an aggregate of 556,287 shares of Common Stock issued for no additional cash consideration in connection with the conversions of the YA Notes, commitment fees, and placement agent compensation in connection with the foregoing. For additional information regarding these transactions, see the Current Reports on Form 8-K filed with the SEC on June 7, 2024 (as amended on June 10, 2024), July 9, 2024, August 14, 2024, August 30, 2024 and September 10, 2024 and our Annual Report on Form 10-K.

The table and discussion above are based on 139,051,142 shares of common stock outstanding on May 31, 2024, and excludes, as of that date, the following:

●	15,686,615 shares of Common Stock reserved for future issuance under our 2022 Incentive Plan, as amended;
●	652,964 shares of Common Stock reserved for future issuance under our 2022 Non-Employee Director Stock Plan, as amended;
●	204,168 shares of Common Stock reserved for issuance under restricted stock unit awards to certain consultants;
●	5,032,802 shares of Common Stock held in treasury;
●	38,792,419 shares of Common Stock reserved for issuance upon the conversion of the YA Notes;
●	3,000,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; and
●	Up to $25,000,000 in shares of our Common Stock to be issued if and when sold pursuant to that certain Sales Agreement, dated as of May 6, 2024, by and between the Company and Roth Capital Partners, LLC.

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DESCRIPTION OF SECURITIES

The following summary of the rights of our capital stock is not complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation, as amended from time to time and currently in effect (the “Articles of Incorporation”), and our third amended and restated bylaws, as amended from time to time and currently in effect (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024, which is incorporated by reference herein.

We are authorized to issue 305,000,000 shares of capital stock, $0.001 par value per share, of which 300,000,000 are Common Stock and 5,000,000 are preferred stock (the “Preferred Stock”). For a description of the terms of the Preferred Stock, see Exhibit 4.8 to our Annual Report on Form 10-K, filed with the SEC on August 30, 2024, as supplemented by the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on August 30, 2024.

As of September 11, 2024, there were 214,511,446 shares of Common Stock outstanding and 354,864 shares of Preferred Stock outstanding.

Common Stock

Holders of our Common Stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purposes. Holders of our Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of Preferred Stock that we may designate and issue in the future. There are no redemption or sinking fund provisions applicable to our Common Stock. The holders of our Common Stock have no conversion rights. Holders of Common Stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our Common Stock are subject to and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock that we may designate and issue in the future. Each holder of our Common Stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of Common Stock is entitled to cumulative votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our Common Stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Warrant

The following is a summary of the material terms and provisions of the Warrant. This summary is subject to and qualified in its entirety by the form of warrant, which has been provided to the investor in this Offering and which was filed with the SEC as an exhibit to a Current Report on Form 8-K filed on June 7, 2024, as amended on June 10, 2024, in connection with this Offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part. Prospective investors should carefully review the terms and provisions of the form of the Warrant for a complete description of the terms and conditions of the Warrant.

Duration and Exercise Price

The Warrant will have an exercise price of $4.8005 per share. The Warrant will be immediately exercisable upon issuance and will be exercisable for five years from the date of issuance. The exercise price and number of shares of Common Stock issuable upon exercise are subject to appropriate adjustment in the event of share dividends, share splits, reorganizations or similar events affecting our shares of Common Stock. The Warrant will be issued in certificated form only.

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Exercisability

The Warrant will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s Warrant to the extent that the Investor would own more than 9.99% of our outstanding shares of Common Stock immediately after exercise, except that upon at least 75 days’ prior notice from the Investor to us, the Investor may increase the amount of ownership of outstanding shares of Common Stock after exercising the Investor’s Warrant to any other percentage as specified in such notice.

Cashless Exercise

If at the time of exercise of the Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the resale of the shares of Common Stock issuable upon exercise of the Warrant, then the Warrant will only be exercisable on a “cashless exercise” basis under which the Investor will receive upon such exercise a net number of common shares determined according to a formula set forth in the Warrant.

Reclassifications, Reorganizations, Consolidations, Mergers and Sales

In the event of any reclassification, reorganization, consolidation, merger, sale or similar transaction, as described in the Warrant, then upon any subsequent exercise of the Warrant, the Investor will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such reclassification, reorganization, consolidation, merger, sale or similar transaction.

Transferability

In accordance with its terms and subject to applicable laws, the Warrant may be transferred at the option of the Investor upon surrender of the Warrant to us together with the appropriate instruments of transfer and payment of funds sufficient to pay any transfer taxes (if applicable).

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Warrant. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the nearest whole number or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Trading Market

There is no established trading market for the Warrant, and we do not expect a market to develop. We do not intend to apply for a listing for the Warrant on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrant will be limited.

Rights as a Shareholder

Except as otherwise provided in the Warrant or by virtue of the Investor’s ownership of shares of Common Stock, the Investor of the Warrant does not have the rights or privileges of holders of our shares of Common Stock, including any voting rights, until such holder exercises the Warrant.

Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. (the “Transfer Agent”). The Transfer Agent’s address and phone number is: 150 Royall St., Canton, MA 02021, telephone number: (781) 575-2000.

Listing

Our Common Stock is presently traded on The Nasdaq Global Select Market under the symbol “APLD.”

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PLAN OF DISTRIBUTION

Background

On June 7, 2024, APLD Holdings 2 LLC entered into the Promissory Note with the Investor. As partial consideration for the Promissory Note, the Company agreed to issue to the Investor the Warrant, which was issued on June 17, 2024 pursuant to the Original Registration Statement.

This Offering relates to (and this prospectus supplement covers) only the shares of Common Stock issuable upon exercise of the Warrant.

The Warrant is immediately exercisable for shares of our Common Stock at an exercise price of $4.8005 per share and may be exercised for a period of five years following the issuance date. The Investor may exercise the Warrant on a cashless basis, unless this registration statement covering the underlying Common Stock is declared effective, in which case, the Investor has the option to exercise in cash or on a cashless basis, or a combination thereof.

Expenses

We estimate the total offering expenses of this Offering that will be payable by us will be approximately $0.3 million, which includes legal, printing, financial advisor and various other fees.

Listing

Our shares are listed on the Nasdaq Global Select Market under the symbol “APLD”. On September 11, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $5.87 per share.

There is no established public trading market for the Warrant, and we do not expect a market to develop. In addition, we do not intend to list the Warrant, nor do we expect the Warrant to be quoted, on the Nasdaq Global Select Market or any other national securities exchange or any other nationally recognized trading system.

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LEGAL MATTERS

The validity of the shares of Common Stock offered in this prospectus is being passed upon for us by Snell & Wilmer L.L.P.

EXPERTS

The consolidated financial statements of Applied Digital Corporation and Subsidiaries as of May 31, 2024 and 2023 and for each of the two years in the period ended May 31, 2024, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated financial statements of Applied Digital Corporation and Subsidiaries are incorporated in this prospectus by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Warrant and shares of Common Stock underlying the Warrant offered by this prospectus. This prospectus supplement, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.applieddigital.com, where you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

●	our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024;

●	our Current Reports on Form 8-K as filed with the SEC on June 5, 2024 (as amended on June 6, 2024), June 7, 2024 (as amended on June 10, 2024), June 11, 2024, June 17, 2024, July 2, 2024, July 9, 2024, July 29, 2024, August 14, 2024, August 28, 2024, August 30, 2024 (as amended on September 4, 2024) and September 10, 2024 (other than any portions thereof deemed furnished and not filed);

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 29, 2023, as revised on September 29, 2023; and

●	The description of our Common Stock in our Registration Statement on Form 8-A, filed with the SEC on April 11, 2022, including any amendment or reports filed for the purpose of updating such description, including the Description of Capital Stock filed as Exhibit 4.8 to our Annual Report on Form 10-K for the year ended May 31, 2024, as filed with the SEC on August 30, 2024 and the Certificate of the Designations, Powers, Preferences and Rights of Series F Convertible Preferred Stock, which is filed as Exhibit 3.1 to our current report on Form 8-K filed with the SEC on August 30, 2024.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Where You Can Find More Information,” above.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to

Applied Digital Corporation

Attn: Wes Cummins

Chief Executive Officer

3811 Turtle Creek Blvd., Suite 2100

Dallas, Texas 75219

Phone number: (214) 427-1704

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6,300,449 Shares of Common Stock Underlying the Warrant

PROSPECTUS

September 23, 2024